DUTY FREE INTERNATIONAL, INC.
                          63 Copps Hill Road
                    Ridgefield, Connecticut 06877
                        _____________________


               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held On May 19, 1995



To the Stockholders of
DUTY FREE INTERNATIONAL, INC.:


          You are cordially invited to attend the Annual Meeting of Stockholders of DUTY FREE INTERNATIONAL, INC., a Maryland corporation, which will be held on May 19, 1995, at 1:30 p.m., Baltimore time, at the Sheraton Inner Harbor Hotel, 300 South Charles Street, Baltimore, Maryland 21201, for the following purposes:

          (1) To elect two (2) Class C Directors, each to serve for a term of three years and until their successor is duly elected and qualified;

          (2) To ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 28, 1996; and

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

          A copy of the Company's Annual Report to Stockholders, Proxy and Proxy Statement are being mailed together with this notice.

          Only stockholders of record at the close of business on March 31, 1995 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by Proxy.

          You are cordially invited to be present at the Annual Meeting. It is important to you and to the Company that your shares be voted at the Annual Meeting.


                         By Order of the Board of Directors
                         Gerald F. Egan, Secretary

April 14, 1995


                           IMPORTANT NOTICE
PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND THEN SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED AND
ADDRESSED ENVELOPE.   THE GIVING OF THE PROXY WILL NOT AFFECT YOUR
RIGHT TO VOTE AT THE ANNUAL MEETING IF THE PROXY IS REVOKED, AS SET FORTH IN THE PROXY STATEMENT.

                       DUTY FREE INTERNATIONAL, INC.
                           ____________________

                              PROXY STATEMENT
                      ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 19, 1995

          This Proxy Statement and the accompanying proxy materials are being furnished to the stockholders of Duty Free International, Inc., a Maryland corporation, in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at the Sheraton Inner Harbor Hotel, 300 South Charles Street, Baltimore, Maryland 21201, on May 19, 1995, at 1:30 p.m., Baltimore time, and any adjournments or postponements thereof. Only stockholders of record at the close of business on March 31, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Management anticipates that the mailing to stockholders of this Proxy Statement and the accompanying Proxy materials, together with a copy of the Company's Annual Report to Stockholders for the fiscal year ended January 29, 1995, will occur on or about April 20, 1995.

          At the Annual Meeting, the stockholders of the Company will be asked to (i) consider and vote upon the election of two (2) Class C Directors of the Company; (ii) ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 28, 1996; and (iii) consider and vote upon any other business that may properly come before the Annual Meeting.

          The principal executive offices of the Company are located at 63 Copps Hill Road, Ridgefield, Connecticut 06877, and its telephone number at that address is (203) 431-6057.

          The date of this Proxy Statement is April 14, 1995.


               STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE
          AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY
           TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            VOTING AND PROXIES


Voting Rights

          Holders of record of the Company's common stock, par value
$0.01 per share (the "Common Stock"), on the Record Date will be entitled to one vote for each share held on all matters to come before the Annual Meeting of Stockholders. At the close of business on the Record Date, there were outstanding 27,243,550 shares of Common Stock. The presence, in person or by Proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. Assuming a quorum, the affirmative vote of a plurality of votes cast at the Annual Meeting is required to elect the nominees for Director, and the affirmative vote of a majority of votes cast at the Annual Meeting is required to ratify the appointment of the Independent Auditors. Any shares not voted, whether by abstention, broker non-vote (which results when a broker holding shares for a beneficial owner casts no vote because it has not received timely voting instructions on certain matters from such beneficial owner) or otherwise, will have no impact on the vote.

Proxies

          If the accompanying Proxy is properly executed and returned, the shares represented by the Proxy will be voted in accordance with the instructions specified in the Proxy. In the absence of instructions to the contrary, such shares will be voted in favor of (i) all of the nominees for election to the Board of Directors listed in this Proxy Statement and named in the accompanying Proxy and (ii) the ratification of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 28, 1996. The Board does not intend to bring any other matters before the Annual Meeting and is not aware of any matters which will come before the Annual Meeting other than as described herein. In the absence of instructions to the contrary, however, it is the intention of each of the persons named in the accompanying Proxy to vote the shares each Proxy represents in accordance with such persons' discretion with respect to any other matters properly coming before the Annual Meeting.

          Any stockholder may revoke his or her Proxy at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation). A Proxy may be revoked by filing with Gerald F. Egan, Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company at 63 Copps Hill Road, Ridgefield, Connecticut 06877, a written notice of revocation or a subsequently dated Proxy at any time prior to the time it has been voted at the Annual Meeting, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy).

                    PROPOSAL 1 - ELECTION OF DIRECTORS

          The Company currently has a classified Board of Directors consisting of three Class A Directors, two Class B Directors and three Class C Directors. The current terms of the Directors continue until the Annual Meetings of Stockholders to be held in 1996, 1997 and 1995, respectively, and until their respective successors are elected and qualified. At each Annual Meeting of Stockholders, a class of Directors is elected for a full term of three years to succeed the class of Directors whose terms expire at such Annual Meeting. Morris W. Offit has advised the Company that he will not stand for re-election to the Board of Directors when his term expires on May 19, 1995. William E. Hurst, Sr., a Director of the Company since 1985, resigned from the Company's Board of Directors in December 1994. As of May 19, 1995, the Company's Board of Directors will consist of three Class A Directors, two Class B Directors and two Class C Directors.

          The following information is furnished with respect to the two nominees for Class C Director and with respect to the Directors who will continue in office after the Annual Meeting until the expiration of their respective terms. The Board of Directors has unanimously recommended the re-election of the nominees named below. Unless otherwise instructed, it is the intention of the persons named in the accompanying Proxy to vote all shares of Common Stock represented by properly executed Proxies for the two nominees to the Board of Directors named below. Although each of the nominees has indicated that he or she will serve as a Director of the Company, should any one or more of them be unable to serve, the Proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

     Nominees for Class C Director - Terms to Expire in 1998

              Alfred Carfora, age 44, was elected President and Co-Chief Executive Officer of the Company in October 1993 and became Chief Executive Officer in May 1994. Previously, he served as Executive Vice President and Chief Operating Officer, and he has been a Director of the Company since 1985. Prior to 1992, Mr. Carfora had principal operating responsibilities for the Company's Northern Border Division and Airport Division. Mr. Carfora was employed by IDF Services, Inc. ("IDF Services") from 1973 to 1988 and served as its Vice President, Secretary and Treasurer and as a director until the merger of that corporation with the Company in 1992.

              Susan H. Stackhouse, age 41, has been President of Fenton Hill Florida, Inc. since 1986 and a Director of the Company since 1992. Ms. Stackhouse joined Fenton Hill Florida, Inc., formerly known as Bonanni Exports, Inc., in 1980 as General Manager and served as its Executive Vice President from 1984 until her election as President in 1986. Fenton Hill Florida, Inc., in which the Company has a 25% interest, operates duty free and retail concessions in eight airports. Ms. Stackhouse has also served as a director of the International Association of Airport Duty Free
Stores, Inc. since 1986.

Vote Required

              The affirmative vote of a plurality of votes cast at the Annual Meeting of Stockholders is required to elect the nominees for Director.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
               FOR EACH OF THE NOMINEES FOR CLASS C DIRECTOR


Other Directors

         The remaining Directors of the Company, whose terms expire in 1996 and 1997, respectively, are:

         Class A Directors - Terms to Expire in 1996

              David H. Bernstein, age 60, has been the Chairman of the Executive Committee of the Board of Directors since October 1993, was the Chairman of the Board from 1986 to 1993, and has been a Director since the Company's formation in 1983. He served until 1992 as President of Samuel Meisel and Company, Inc., a wholly owned subsidiary of the Company ("Meisel"), with which he had been associated since 1957. Mr. Bernstein currently serves as the President of the International Association of Airport Duty Free Stores, Inc., the trade association representing all major airport duty free operators in North, South and Central America, and the Caribbean. He has served in this capacity for the past twelve years. Mr. Bernstein is a member of the Board of Trustees of The Johns Hopkins University and is Chairman of the Board of Trustees of Sinai Hospital.

              John A. Couri, age 54, has been a Director since the Company's formation. Mr. Couri was Co-Chief Executive Officer from October 1993 to May 1994 and served as Chairman of the Board of the Company from October 1993 to December 1994. He was Chief Executive Officer of the Company from 1987 to 1993, President from 1983 to 1993 and Chief Financial Officer from 1987 until 1990. In addition, he served as President of the Northern Border Division from its formation until 1989. Mr. Couri was employed by IDF Services from 1972 to 1987, and served as a director of that corporation until the merger of that corporation with the Company in 1992. Mr. Couri is also a director of Cannondale Corporation.

              Heribert Diehl, age 61, has been a Director since the Company's formation. Mr. Diehl has been an employee of Gebr. Heinemann, a stockholder of the Company, since 1962 and has been a managing director of that firm since 1983. Gebr. Heinemann is a major wholesale supplier of duty free merchandise and an operator of duty free concessions in Europe.

         Class B Directors - Terms to Expire in 1997

              Jack Africk, age 66, was the Vice Chairman of the Board of the Company from May 1993 through December 1994, and was the Vice Chairman of UST Inc. from 1990 to 1993. Mr. Africk was a director and Executive Vice President of UST Inc. from 1987 to 1990, and previously served as the President and Chief Executive Officer of United States Tobacco Company, a wholly owned subsidiary of UST Inc. Mr. Africk is also a director of Crown Central Petroleum Corp., Tanger Factory Outlets and Transmedia Network, Inc.

              Carl Reimerdes, age 54, has been a Vice President and a Director of the Company since its formation and the principal operating officer of the Company's Airport Division and its predecessor since 1983. Mr. Reimerdes was employed by IDF Services from 1972, and served as its President and as a director, until the merger of that corporation with the Company in 1992.

Board and Committee Meetings

              The Board of Directors met seven times during the fiscal year ended January 29, 1995. All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during the fiscal year ended January 29, 1995.

              The members of the Audit Committee presently consist of Messrs. Africk, Diehl and Offit. The Audit Committee is responsible for reviewing, with the Company's Independent Auditors, (i) the general scope of the accountants' audit services and the annual results of their audit,
(ii) the reports and recommendations made to the Audit Committee by the Independent Auditors and the Company's Internal Audit Department, and
(iii) the Company's internal controls structure. The Audit Committee held three meetings during the fiscal year ended January 29, 1995.

              The Executive Committee currently consists of Messrs. Africk, Bernstein, Carfora, Couri and Reimerdes. The Executive Committee may exercise all powers of the Board of Directors between meetings of the Board except as otherwise provided by law or by the By-laws of the Company. The Executive Committee held three meetings during the fiscal year ended January 29, 1995.

              The Compensation Committee presently consists of Mr. Diehl and Ms. Stackhouse. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors concerning remuneration to the Company's executive officers. The Compensation Committee also determines the bonuses awarded under the Company's
Incentive Compensation Plan and administers and makes awards of stock options under the Company's stock option plans. The Compensation
Committee held one meeting during the fiscal year ended January 29, 1995.

              The Nominating Committee currently consists of Messrs. Africk and Reimerdes. The Nominating Committee reviews the qualifications of, and recommends to the Board, candidates for election to the Board. The Nominating Committee considers suggestions from many sources, including stockholders, regarding possible candidates for Director. Such suggestions, together with appropriate biographical information, may be submitted to the Secretary of the Company. The Nominating Committee held one meeting during the fiscal year ended January 29, 1995.


                            EXECUTIVE OFFICERS

              The Company's executive officers include Alfred Carfora, President and Chief Executive Officer; David H. Bernstein, Chairman of the Executive Committee of the Board of Directors; Carl Reimerdes, Vice President; Gerald F. Egan, Vice President of Finance, Treasurer, Chief Financial Officer and Secretary; and Seymour S. Yaffe, Vice President. Information concerning each executive officer's age and length of service with the Company, other than Messrs. Egan and Yaffe, can be found herein under the section entitled "ELECTION OF DIRECTORS". Each of these executive officers was elected by, and serve at the pleasure of, the Board of Directors.

              Gerald F. Egan, age 47, joined the Company in August 1989 as Vice President of Finance. He was elected Chief Financial Officer by the Board of Directors in January 1990, Treasurer in May 1993 and Secretary in June 1994. Prior to joining the Company, Mr. Egan had served, since 1985, as chief financial officer of H.B. Ives Company, a manufacturer of architectural and builders hardware. Mr. Egan previously had been employed by Cadbury-Schweppes, Inc., a beverage and confectionery producer, in various financial management positions prior to becoming its Vice President-Controller in 1984. Mr. Egan is a certified public accountant.

              Seymour S. Yaffe, age 58, has been a Vice President of the Company since 1986. Mr. Yaffe has had general administrative responsibilities for the various support services which Meisel provides to the Company and has had operating responsibility for Meisel. Mr. Yaffe joined Meisel in 1968 and became an officer and Director of the Company in 1983. Mr. Yaffe retired as a Director in May 1994.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information about the cash and non-cash compensation earned by or awarded to Alfred Carfora, President and Chief Executive Officer, and the four other most highly compensated executive officers of the Company for the fiscal years ended January 1995, 1994 and 1993. John A. Couri resigned from his position as Co-Chief Executive Officer of the Company, effective May 23, 1994, and resigned as Chairman of the Board of Directors in December 1994.

                                                      Long-term
                                                     Compensation
                                 Annual compensation(1)  Awards
                                ----------------------  ----------
                                                      Securities
Name and                    Fiscal                     Underlying   All Other
Principal Position           Year    Salary  Bonus     Options(2) Compensation(3)
- - -------  -----               -----    ------  -----     -------    -----------
Alfred Carfora, President    1995    $299,000 $150,000  125,000     $ 7,477
  and Chief Executive        1994    $275,000 $      0   20,000     $13,383
  Officer                    1993    $275,000 $140,000     ---      $20,550

John A. Couri, former        1995    $310,000 $125,000  125,000     $ 9,345
     Chairman of the Board   1994    $325,000 $      0   25,000     $13,345
     and former Co-Chief     1993    $325,000 $200,000      ---     $20,670
     Executive Officer

David H. Bernstein,
     Chairman of the         1995    $256,000 $ 75,000  125,000     $11,844
     Executive Committee     1994    $325,000 $      0   25,000     $15,358
     Of the Board            1993    $325,000 $175,000      ---     $22,189

Carl Reimerdes,              1995    $275,000 $125,000  125,000     $ 8,942
     Vice President          1994    $275,000 $ 25,000   20,000     $13,795
                             1993    $275,000 $115,000      ---     $20,458

Gerald F. Egan, Vice         1995    $170,000 $125,000   60,000     $ 7,051
     President of Finance,   1994    $150,000 $100,000   20,000     $12,595
     Treasurer, Secretary    1993    $132,000 $100,000      ---     $14,444
     and Chief Financial
     Officer

Seymour S. Yaffe,            1995    $175,000 $ 30,000   10,000     $ 9,499
     Vice President          1994    $175,000 $ 25,000    7,500     $13,593
                             1993    $235,000 $ 25,000      ---     $21,527

(1) Salary and bonus amounts relate to the year in which earned, regardless of when paid.

(2) This column represents options to purchase the stated number of shares of Common Stock.

(3)  This column includes other compensation that could not properly be reported in any other column of the Summary Compensation Table. The amounts for fiscal 1995 include for Mr. Carfora: $3,539 contributed by the Company to the Duty Free International, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") and $3,938 contributed by the Company as a matching contribution to the Profit Sharing Plan's
401(k) savings feature, known as the Duty Free International, Inc. Employees' Savings Plan (the"Employees' Savings Plan"); for
Mr. Couri: $3,974 contributed by the Company to the Profit Sharing Plan and $5,371 contributed by the Company as a matching contribution to the Employees' Savings Plan; for Mr. Bernstein: $4,779
contributed by the Company to the Profit Sharing Plan, $5,502 contributed by the Company as a matching contribution to the Employees' Savings Plan and $1,563 in life insurance premiums paid by the Company; for Mr. Reimerdes: $4,779 contributed by the Company to the Profit Sharing Plan and $4,163 contributed by the Company as a matching contribution to the Employees' Savings Plan; for Mr. Egan: $2,864 contributed by the Company to the Profit Sharing
Plan and $4,187 contributed by the Company as a matching contribution to the Employees' Savings Plan; and for Mr. Yaffe: $3,998 contributed by the Company to the Profit Sharing Plan, $4,586 contributed by the Company as a matching contribution to the Employees' Savings Plan and $915 in life insurance premiums paid by the Company.

     The following table summarizes for the named executive officers information about the grant of options during the fiscal year ended January 29, 1995 and the potential realizable value of the options.


                   Option Grants in the Last Fiscal Year

                            Individual Grants
- - ---------------------------------------------------------------------


                                                              Potential Realizable
                  Number of    %of Total                   Value at Assumed Annual
               Securities    Options                           Rates of Stock Price
              Underlying   Granted to     Exercise              Appreciation for
                Options     Employees in   Price   Expiration   Option  Term ($)(1)
Name           Granted(#)(2)  Fiscal Year ($/Sh)     Date          5%       10%
- - --------------     --------  --------   -------     --------   ------- -------
Alfred Carfora     125,000      9%      $12.875     11/24/04   $1,012,127 $2,564,929
John A. Couri      125,000      9%      $12.875     11/24/04   $1,012,127 $2,564,929
David H. Bernstein 125,000      9%      $12.875     11/24/04   $1,012,127 $2,564,929
Carl Reimerdes     125,000      9%      $12.875     11/24/04   $1,012,127 $2,564,929
Gerald F. Egan      60,000      4%      $12.875     11/24/04   $ 485,821  $1,231,166
Seymour S. Yaffe    10,000      1%      $11.000     09/22/04   $  69,178  $  175,312

__________
(1) These values have been determined based upon assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of the Company's Common Stock.
(2) The options entitle the holder to purchase shares of the Company's Common Stock at an exercise price which is equal to the closing price on the New York Stock Exchange of the Company's Common Stock on the day preceding the date the stock option was granted. The options vest in three equal annual installments commencing November 24, 1995 for all named executive officers except Mr. Yaffe whose options vest in three equal annual installments commencing September 22, 1995.
No stock option may be exercised after the expiration of 10 years after the date of grant.

The following table summarizes for the named executive officers information about the exercise of stock options by the named executive officers during the fiscal year ended January 29, 1995 and the value of stock options they held at January 29, 1995.


           Aggregated Option Exercises in Last Fiscal Year and January 29, 1995 Option Values

                                                 Number of Securities
                                                Underlying Unexercised       Value of Unexercised In-the-Money(1)
             Shares Acquired    Value         Options at January 29, 1995    Options at January 29, 1995(2)
Name           On Exercise (#)  Realized ($)  Exercisable   Unexercisable   Exercisable    Unexercisable
- - --------------  -----------      --------    ---------    -----------    --------       ---------     ------------
Alfred Carfora       0               $0         43,333      138,333      $ 9,999           $0
John A. Couri   30,000         $150,000         48,334      141,666      $     0           $0
David H. Bernstein   0               $0         48,334      141,666      $     0           $0
Carl Reimerdes       0               $0         43,333      138,333      $ 9,999           $0
Gerald F. Egan       0               $0         30,667       73,333      $     0           $0
Seymour S. Yaffe     0               $0         44,100       15,000      $17,400           $0

______________

(1) Options are "in-the-money" if the closing market price of the Company's Common Stock on January 27, 1995 exceeded the exercise prices of the options.
(2) The value of exercisable options represents the difference between the exercise price of the options and the closing market price of the Company's Common Stock on January 27, 1995.


    Compensation of Directors

         Each Director who was not an officer of or consultant to the Company or a holder of more than 3% of the Company's Common Stock received $10,000 for serving on the Board of Directors and $1,000 for each Board of Directors meeting and each committee meeting attended during the fiscal year ended January 29, 1995.

         Each non-employee Director is granted stock options annually under the 1989 Stock Option Plan to purchase (i) 1,000 shares of Common Stock, plus (ii) an additional 5,000 shares if the non-employee Director serves on any one or more of the Audit, Compensation, Executive or Nominating Committees of the Board of Directors, and (iii) an additional 2,500 shares if the non-employee Director serves on three or more of such Board committees. The exercise price per share of such options will be the fair market value of the Common Stock on the day before the date of the grant; such exercise price will be payable in cash or in shares of Common Stock. The options will become exercisable for one-third of the underlying shares on each of the first three anniversaries of the date of grant. The options will expire at the earlier of ten years after the date of grant, one-year after cessation of service on the Board of Directors due to death or disability, or upon cessation of service on the Board of Directors for any other reason.

    John A. Couri, who resigned as Chairman of the Board and Co-Chief Executive of the Company during 1994, will serve as a consultant to the Company's Chief Executive Officer and Board of Directors. The consulting agreement provides for an annual consulting fee of $150,000 from January 1, 1995 through December 31, 1999 with automatic extensions for successive one-year periods unless written notice is given by either party of its intention not to further extend the agreement.

    Compensation Committee Interlocks and Insider Participation

         The Compensation Committee presently consists of Mr. Diehl and Ms. Stackhouse. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors about remuneration of the Company's executive officers as well as for determining the amount and distribution of bonuses paid under the Company's Incentive Compensation Plan and stock options awarded under the Company's stock option plans. The Compensation Committee held one meeting during the fiscal year ended January 29, 1995. Ms. Stackhouse, a Director, is the President and an owner of Fenton Hill Florida, Inc., which is 25% owned by the Company and which has certain arrangements for the purchase of merchandise and services from the Company. For the Company's fiscal year ended January 29, 1995, such arrangements included the payment of approximately $180,000 for services rendered and the purchase of approximately $671,000 of merchandise, at cost. On April 28, 1994, Fenton Hill Florida, Inc. redeemed 3.2 shares of its own stock from the Company for $775,000, leaving the Company with 1.7 shares or 25% of the outstanding common stock. A total of $75,000 was paid to the Company upon execution of the agreement and a promissory note for $700,000 was signed. The note is payable in five equal installments beginning April 1997. Mr. Diehl is a member of the executive committee of Gebr. Heinemann, a partnership which is a greater than five percent stockholder of the Company.

       Compensation Committee Report on Executive Compensation

    The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

Compensation Philosophy

    The Company's compensation programs for executive officers are designed to enable the Company to:

    * Hire, reward, motivate and retain the highest quality managers possible.

    * Match the Company's compensation plans to its business strategies, as well as to the external business environment.

    * Align the executive officers' interest with those of stockholders by providing a significant portion of incentive compensation in the form of Company stock options.

    * Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk through the Company's Incentive Compensation Plan.

    Executive annual compensation levels (base salary and incentive compensation awards) are targeted at the median of compensation paid by comparably positioned companies for like jobs including the companies used in the performance graph on page 12 of this Proxy Statement (the "Peer Group").

Compensation Elements

Base Salary

    In determining an executive officer's base salary, the responsibilities of the position, the officer's experience, individual performance, and the competitive marketplace, including a comparison of salaries paid within the Peer Group, are considered. Based on the most recent information available, the base salary for the Chief Executive Officer, Alfred Carfora, ranked below the median base salary relative to the compensation paid by the Peer Group, and the four other most highly compensated executive officers' base salaries ranked at the median relative to the compensation paid by the Peer Group.

Incentive Compensation Plan

    Cash bonuses are provided to senior and other key executives under the Company's Incentive Compensation Plan (the "Plan") which rewards employees based on performance relative to predetermined objectives established for the year. Under the Plan, the amount for distribution to employees can be up to five percent of the Company's net pre-tax profits, as defined in the Plan; except a lesser percentage applies if pre-tax profits do not exceed $6,000,000. The Compensation Committee decided to exclude from the determination of the applicable net pre-tax profits the effects of the restructuring charges and the change in method of evaluating the recoverability of intangible assets, which the Compensation Committee considered extraordinary items resulting from factors outside of the Company's control. For fiscal 1995, $1,180,000 was set aside for distribution as bonuses under the Plan. Individual bonus awards were determined by subjectively evaluating each employee's performance toward Company, divisional or departmental objectives established for the year. No specific performance measures were defined.

Stock Options

    The last principal component of compensation arises from the Company's grant of stock options under the Company's 1989 Stock Option Plan. Stock option grants are designed to more closely align the interests of management with those of stockholders, and because the full value of an employee's compensation package cannot be realized unless stock price appreciation occurs over a number of years, stock option grants are utilized to retain key employees and to provide an incentive for them to create long-term shareholder value. In granting stock options under the 1989 Stock Option Plan, the Committee considered (i) the recipient's level of responsibility, (ii) the recipient's specific function within the Company's overall organization; (iii) the recipient's performance toward Company, divisional or departmental objectives established for the year;
(iv) the number of options granted to executive officers by the other companies included in the Peer Group; and (v) the amount of options currently held by the executive officer. The 1989 Stock Option Plan is administered by the Compensation Committee and provides that no one person, including executive officers, may be granted options for the purchase of more than 250,000 shares in any fiscal year (subject to adjustments as noted in the 1989 Stock Option Plan in order to prevent dilution or enlargement of the rights of optionees).

Benefits

    The Company provides its executives with medical and other benefits that are generally available to its employees.

Tax Compliance Policy

    Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four other most highly paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied.

    The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that the incentive compensation and stock option awards earned for the fiscal year 1995 and compensation arising from exercise of stock options granted in fiscal 1995 will be deductible by the Company.

    The Compensation Committee considers its primary goal to be the design of compensation strategies that further the best interests of the Company and its stockholders. To the extent not inconsistent with that goal, the Compensation Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses. The Compensation Committee reserves the right to use its judgment, where merited by the Compensation Committee's need for flexibility to respond to changing business conditions or by an executive's individual performance, to nevertheless authorize compensation payments which may not, in a specific case, be fully deductible by the Company.

Chief Executive Officer Compensation

    The compensation program for Alfred Carfora, the Company's Chief Executive Officer, including salary, annual cash incentive and stock options was determined using the criteria set forth above. As with the other executive officers, emphasis is placed on incentive compensation, with approximately 33% of his fiscal year 1995 compensation (salary and cash bonus) being incentive based.

    Three major factors affected the actions of the Compensation
Committee in fiscal 1995 regarding the compensation of Mr. Carfora :

    * On May 1, 1994, the Company purchased Inflight Sales Group Limited which became the Company's fourth operating division.

    * On May 23, 1994, John A. Couri resigned as Co-Chief Executive Officer and announced his retirement as Chairman of the Board effective December 31, 1994. The Board of Directors appointed Alfred Carfora Chief Executive Officer effective May 23, 1994.

    * On November 2, 1994, the Company announced that the Board of Directors had approved a restructuring plan for the Company which included store and business closures and workforce reductions.

    Acknowledging the significant increase in Mr. Carfora's responsibilities, the Compensation Committee established an initial base salary for the Chief Executive Officer of $325,000. Mr. Carfora's base salary increased 18% during fiscal 1995, but remains below the median base salary for Chief Executive Officers included in the Peer Group.

    Mr. Carfora earned an incentive compensation award of $150,000 for the fiscal year ended January 29, 1995, which falls below the median bonus award of Chief Executive Officers that are included in the Peer Group. Mr.

Carfora was also granted options to purchase 125,000 shares of the Company's Common Stock under the 1989 Stock Option Plan, out of a potential range of zero to 250,000 shares. The exercise price of the stock options was equal to the fair market value per share on the date preceding the grant.

    The Compensation Committee determined the size of the awards after an evaluation of Mr. Carfora's increased responsibilities, his leadership in the implementation of plans to control costs and streamline operations reflected in the Company's restructuring plan and his overall ability to manage and lead the Company.

                                                     Heribert Diehl
                                                Susan H. Stackhouse
                             Members of the Compensation Committee.

Performance Graph

    The following graph compares the cumulative total return on a $100 investment in the Company's Common Stock against the cumulative total return on a similar investment in (i) the Standard & Poor's Mid-Cap 400 Stock Index and (ii) a group of five other specialty retail companies, consisting of: CML Group, Inc., Pier 1 Imports, Inc., Sharper Image Corp., Tiffany & Co. and Williams-Sonoma, Inc. The graph assumes that all investments were made on January 31, 1990 and are held through the Company's fiscal year ended January 29, 1995 and that all dividends are reinvested.



                            [Insert Graph]
















                   Duty Free     Specialty Retail       Standard & Poor's
   Date           International       Companies          Mid-Cap 400
- - ---------------   -------------   ---------------       ----------------
January 31, 1990      $100              $100                 $100
January 31, 1991      $142              $ 87                 $112
January 31, 1992      $437              $127                 $158
January 31, 1993      $195              $151                 $176
January 31, 1994      $171              $148                 $203
January 29, 1995      $ 82              $136                 $193




            SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                   DIRECTORS AND EXECUTIVE OFFICERS

             The following table sets forth certain information as to the number of shares of Common Stock owned, as of March 31, 1995 (except as noted in notes (4) and (5) below), by each person who is known by the Company to beneficially own more than 5% of the Common Stock, each Director of the Company, each executive officer named in the Summary Compensation Table and all executive officers and Directors of the Company as a group. A person is a beneficial owner if such person has or shares voting power or investment power. Each beneficial owner has sole voting and investment power unless otherwise noted. At March 31, 1995, there were 27,243,550 shares of Common Stock outstanding. Except as noted in the footnotes below, the address of all stockholders, Directors, executive officers, nominees and voting trustees identified in the table and accompanying footnotes is in care of the Company's principal executive offices at 63 Copps Hill Road, Ridgefield, Connecticut 06877.

                               Number of Shares   Percentage of
                                of Common Stock     Outstanding
Name of Beneficial Owner       Beneficially Owned  Common Stock
Gebr. Heinemann(1)(2)              4,571,664           16.8%
John A. Couri(2)(3)                3,408,458           12.4
FMR Corp.(4)                       3,157,000           11.6
The Capital Group Companies,
 Inc.(5)                           2,541,500            9.3
David H. Bernstein(2)(6)           2,303,191            8.4
Carl Reimerdes(2)(7)               1,714,431            6.3
Heribert Diehl(1)(2)(8)              909,456            3.3
Alfred Carfora(2)(9)                 225,895             *
Seymour S. Yaffe(10)                 203,996             *
Jack Africk(11)                       44,767             *
Gerald F. Egan(12)                    38,434             *
Morris W. Offit(13)                   15,000             *
Susan H. Stackhouse(14)                7,000             *
All executive officers and
 Directors as a group
 (10 persons)(15)                  7,080,302            25.6%


    *         Represents less than 1% of the issued and outstanding Common
Stock.

(1) Heribert Diehl, a member of the executive committee of Gebr. Heinemann, a partnership, is a Director of the Company. The Company believes that certain members of the Heinemann family who are partners in Gebr. Heinemann may be deemed to be indirect beneficial owners of the Common Stock owned by Gebr. Heinemann.

(2) The Stockholders' Agreement, among certain of the principal stockholders of the Company (including Gebr. Heinemann, Heribert Diehl,
David H. Bernstein, Patricia B. Bernstein (Mr. Bernstein's wife), trusts for two of the children of Mr. and Mrs. Bernstein (who are the trustees), the Bernstein Family Voting Trust of which Mr. Bernstein is voting trustee, John A. Couri, Elaine Couri (Mr.Couri's wife), a trust for the son of Mr. and Mrs. Couri (who are the trustees), the Jeffrey
A. Bernstein Voting Trust of which Mr. Couri is voting trustee, Carl Reimerdes, Patricia A. Reimerdes (Mr. Reimerdes' wife), Alfred Carfora,
John Tilson, Mr.Tilson as trustee of trusts for two of the children of Mr. and Mrs. Reimerdes, and Shale D. Stiller as trustee of a trust for Jeffrey A. Bernstein), imposes certain restrictions on the parties' ability to transfer their shares of Common Stock subject to the Stockholders' Agreement, other than transfers to certain permitted transferees, certain de minimis transfers and certain transfers by the estate of a stockholder or a stockholder's spouse. Because of these restrictions, the parties to the Stockholders' Agreement may be deemed to beneficially own, as a group through shared dispositive power only, the 11,047,017 shares of Common Stock, or approximately 41% of the outstanding class of Common Stock, subject to the Stockholders' Agreement. The number of shares of Common Stock reported in this table excludes, however, any deemed beneficial ownership by virtue of the Stockholders' Agreement. The Stockholders' Agreement will terminate no later than September 17, 1995.

(3) This amount includes 203,080 shares of Common Stock held in the Jeffrey A. Bernstein Voting Trust, for which Mr. Couri is the sole voting trustee as described below in footnote (6). Mr. Couri disclaims any economic interest in the shares of Common Stock held in the Jeffrey A. Bernstein Voting Trust. The amount also includes 1,790,326 shares of Common Stock beneficially owned by Messrs. Reimerdes and Carfora pursuant to the IDF Services Voting Trust, for which Mr. Couri is sole voting trustee, and 24,947 shares of Common Stock held by former stockholders of IDF Services under an escrow agreement pursuant to which Mr.Couri has been appointed sole voting trustee for such shares. Mr. Couri disclaims any economic interest in such 1,790,326 and 24,947 shares of Common Stock. The IDF Services Voting Trust will terminate no later than September 17, 1995, and the escrow agreement will terminate on June 2, 1997. The amount also includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 56,666 shares of Common Stock.

(4) The information as to the number of shares beneficially owned as of December 31, 1994 is provided in a Schedule 13D filed with the Securities and Exchange Commission dated February 9, 1995 by FMR Corporation ("FMR") and certain of its affiliates and associates. Fidelity Management & Research Company ("Fidelity"),a registered investment advisor and wholly owned subsidiary of FMR, is the beneficial owner of 2,748,600 shares as a result of acting as investment advisor to the Fidelity Funds, voting power over which resides with the Funds' Board of Directors. Edward C. Johnson 3rd owns 24.9% of the outstanding voting common stock of FMR, of which Mr. Johnson serves as chairman. The principal offices of FMR and Fidelity are 82 Devonshire Street, Boston, Massachusetts 02109. All of the foregoing information is based upon FMR's 13D dated February 9, 1995.

(5) The Capital Group Companies, Inc. has reported that it is the parent company of Capital Research and Management Company ("CRMC") and Capital Guardian Trust Company ("CGTC"). This stockholder has reported that its address is 333 South Hope Street, Los Angeles, California 90071. It further states that CRMC and CGTC exercise investment discretion with respect to 1,776,500 and 765,000 shares, respectively, of Common Stock which is owned by various institutional investors. All of the foregoing information is based on the number of shares reported as beneficially owned at December 31, 1994 by The Capital Group Companies,
Inc., CRMC and CGTC, and upon information contained in this stockholder's Schedule 13G dated February 8, 1995.

(6) This amount includes 1,170,720 shares of Common Stock held in the Bernstein Family Voting Trust, for which Mr. Bernstein is the sole voting trustee and has sole voting and dispositive powers. This amount excludes 203,080 shares of Common Stock held in the Jeffrey A. Bernstein Voting Trust, for which Mr. Couri is the sole voting trustee and has sole voting and dispositive powers as described above in footnote (3). Both voting trusts will terminate on September 17, 1995. The amount also includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 56,666 of Common Stock.

(7) This amount includes 600 shares of Common Stock owned by Mr. Reimerdes's wife and children and 65,712 shares of Common Stock held in a voting trust for which Mr.Reimerdes is the sole voting trustee and has sole voting and dispositive powers. The voting trust will terminate on September 17, 1995. The amount also includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 50,000 shares of Common Stock.

(8) This amount includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 34,334 shares of Common Stock.

(9) This amount includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 50,000 shares of Common Stock.

(10) This amount includes 45,404 shares of Common Stock held in the Yaffe Voting Trust, for which Mr. Yaffe is the sole voting trustee and has sole voting and dispositive powers. The Yaffe Voting Trust will terminate on September 17, 1995. The amount also includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 46,600 shares of Common Stock.

(11) This amount includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 40,667 shares of Common Stock.

(12) This amount includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 37,334 shares of Common Stock.

(13) This amount includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 11,000 shares of Common Stock.

(14) This amount includes 100 shares of Common Stock owned by Ms. Stackhouse's husband. The amount also includes 100 shares of Common Stock held in the Fenton Hill Florida Profit Sharing Trust, for which Ms. Stackhouse is the trustee and one of the beneficiaries. This amount includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 6,000 shares of Common Stock.

(15) This amount excludes Common Stock owned by Gebr. Heinemann. The amount also includes stock options exercisable within 60 days after March 31, 1995 to purchase approximately 389,267 shares of Common Stock.

                         CERTAIN TRANSACTIONS

         See "Compensation of Directors" on page 8 and "Compensation Committee Interlocks and Insider Participation" on page 9.

               PROPOSAL 2 - RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT AUDITORS

         At the Annual Meeting, the Company's stockholders will be asked to ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 28, 1996. The Company has been advised by KPMG Peat Marwick LLP that none of its members has any financial interest in the Company. For the fiscal year ended January 29, 1995, KPMG Peat Marwick LLP was not engaged by the Company for any professional services other than audit, tax and other related services. It is expected that representatives of KPMG Peat Marwick LLP, the Company's Independent Auditors, will be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.


Vote Required

         The affirmative vote of a majority of votes cast is required to ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the fiscal year ending January 28, 1996.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
               THE RATIFICATION OF THE APPOINTMENT OF
          KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT
        AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 28, 1996.



                            OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if other matters are presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their judgment.

                   STOCKHOLDER PROPOSALS FOR THE 1996
                    ANNUAL MEETING OF STOCKHOLDERS

         Stockholder proposals to be presented at the 1996 Annual
Meeting of Stockholders must be received, in writing, by the Secretary of the Company at the Company's principal executive offices no later than December 22, 1995 in order to be included in the Company's proxy materials relating to that meeting.


                         REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K for the fiscal year ended January 29, 1995, filed with the Securities and Exchange Commission, is available to stockholders, without charge, upon written request. Exhibits to the Form 10-K will be furnished upon payment of $.50 per page, with a minimum charge of $5.00. Requests for copies should be directed to Duty Free International, Inc., 63 Copps Hill Road, Ridgefield, Connecticut 06877, Attention: Investor Relations Administrator.

                       SOLICITATION OF PROXIES

         The accompanying Proxy is solicited by the Company and the cost of such solicitation will be borne by the Company. Proxies may be solicited by officers, Directors and employees of the Company, none of whom will receive any additional compensation for their services. Solicitation of Proxies may be made personally or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the reasonable expense of forwarding soliciting materials to their principals.


Ridgefield, Connecticut
April 14, 1995

PROXY                                                             PROXY
                         DUTY FREE INTERNATIONAL, INC.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE SHERATON INNER HARBOR HOTEL, 300 SOUTH CHARLES, STREET, BALTIMORE, MARYLAND 21201, FRIDAY, MAY 19, 1995 AT 1:30P.M., BALTIMORE TIME.

     The undersigned hereby appoints ALFRED CARFORA and JOHN A. COURI, jointly and severally, proxies, with full powers of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote at the 1995 Annual Meeting of Stockholders of Duty Free International, Inc., and any adjournments of postponements thereof, upon any and all matters which may properly be brought before this Meeting, provided that said shares shall be voted as specified on the matters referred to below which are more fully set forth in the Proxy Statement dated April 14, 1995.

     The Board of Directors Recommends a Vote FOR Items 1 and 2.


     Item 1 - Election of Directors:  Alfred Carfora, Susan H. Stackhouse

     FOR all nominees listed       WITHHOLD AUTHORITY
     (except as marked below)[   ] to vote for all nominees listed   [   ]
     (To withhold authority for any individual nominee, write that nominee's name immediately below)
- - ----------------------------------------------------------------------------
     Item 2 - Ratification of Appointment of KPMG Peat Marwick,
     LLP as the Company's Independent Auditors for the fiscal year ended
     January 28, 1996.

     [   ] FOR           [   ] AGAINST            [  ] ABSTAIN

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. THE PROXIES MAY VOTE, IN THEIR SOLE DISCRETION, UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THIS MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GRANTED.



                         Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If shares are held jointly, each holder should sign.

                         -------------------------------------------
                                   Signature

                         -------------------------------------------
                                   (Signature)

                        Dated:
                              ------------------, 1995